Exhibit 99

Monsanto Company

800 North Lindbergh Blvd

St. Louis, Missouri 63167

Release	Immediately

Contact	Media:	Lee Quarles (314-694-2330)
	Analysts:	Scarlett Lee Foster (314-694-8148)
MONSANTO DELIVERS RECORD SECOND-QUARTER RESULTS ON STRONG GROWTH
OF U.S. AND INTERNATIONAL CORN BUSINESSES, GROWING DEMAND FOR ROUNDUP
St. Louis — April 2, 2008

	Second	Second	Six	Six
($ in millions)	Quarter	Quarter	Months	Months
	2008	2007	2008	2007

Net Sales by Segment
Corn seed and traits	$1,747	$1,192	$2,214	$1,552
Soybean seed and traits	455	373	617	543
Cotton seed and traits	40	23	82	48
Vegetable and fruit seed	206	174	336	274
All other crops seeds and traits	97	68	132	93

TOTAL Seeds and Genomics	$2,545	$1,830	$3,381	$2,510

Roundup and other glyphosate-based herbicides	$982	$530	$1,990	$1,179
All other agricultural productivity products	252	249	507	459

TOTAL Agricultural Productivity	$1,234	$779	$2,497	$1,638

TOTAL Net Sales	$3,779	$2,609	$5,878	$4,148

Gross Profit	$2,229	$1,448	$3,284	$2,130

Operating Expenses	$755	$616	$1,417	$1,176

Interest (Income) Expense — Net	$(7)	$3	$(3)	$6
Other (Income) Expense — Net	$(203)	$6	$(184)	$20

Net Income	$1,129	$543	$1,385	$633

Diluted (Loss) Earnings per Share	$2.02	$0.98	$2.48	$1.14

Items Affecting Comparability — EPS Impact
Loss on Discontinued Operations	—	$0.01	—	$0.02
Solutia Claim Settlement	$(0.23)		$(0.23)

Diluted (Loss) Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.79	$0.99	$2.25	$1.16

Effective Tax Rate (Continuing Operations)	33%	34%	32%	31%

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	Second	Second	Six	Six
Comparison as a Percent of Net Sales:	Quarter	Quarter	Months	Months
	2008	2007	2008	2007

Gross profit	59%	56%	56%	51%
Selling, general and administrative expenses (SG&A)	14%	16%	17%	20%
Research and development expenses (excluding acquired in-process R&D)	6%	7%	7%	9%
Income before income taxes and minority interest	45%	32%	35%	22%
Net Income	30%	21%	24%	15%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“The performance of our seeds and traits business has us on track for another exceptional year and well positioned to support our five-year strategic growth plan. Between now and 2012, we are the only agriculture company that can point to consistent growth irrespective of commodity price swings, fluctuations in planted acres or the popularity of ethanol. Over the next five years we’re poised to set the bar higher as we deliver a game changing platform every other year, real products that create real value for the farmer and for our shareowners.”
Operations Update
Monsanto reported record net sales of $3.8 billion for the second quarter of fiscal year 2008, which were 45 percent higher than sales in the same period in fiscal year 2007. Key drivers for the quarter were increased revenues from the company’s U.S. corn seed and traits business as well as increased revenues from its Brazilian corn seed business. Results in the quarter also reflected increased revenues from the company’s Roundup agricultural herbicides globally.
Monsanto saw record sales of $5.9 billion in the first six months of the company’s fiscal year 2008. The year-to-date sales were 42 percent higher than sales compared with the same period in fiscal year 2007. Key contributors to the company’s growth included increased sales of Roundup and other glyphosate-based herbicides globally as well as higher worldwide corn seed and traits revenues.
Monsanto reported net income of $1.1 billion in the second quarter of fiscal year 2008, compared with reported net income of $543 million in the same period last year. For the first six months of fiscal year 2008, Monsanto reported net income of $1.4 billion, which was significantly higher than net income of $633 million the company realized in the first six months of fiscal year 2007.
Earnings per share (EPS) for the second quarter was $2.02 on an as-reported basis, and was $1.79 on an ongoing basis. Earnings per share (EPS) for the first six months of fiscal year 2008 were $2.48 on an as-reported basis, and $2.25 on an ongoing basis. Both periods were affected favorably by $0.23 per share from the settlement of Monsanto’s claims in conjunction with Solutia’s emergence from bankruptcy. In recognition of its claims and contributions, Monsanto received $163 million in cash and approximately 2.5 million shares of new Solutia common stock during the second quarter. (For a reconciliation of ongoing EPS, see page 1).
Cash Flow
For second quarter fiscal year 2008, net cash provided by operating activities was $1.9 billion, compared with $520 million in the same period of fiscal year 2007. Net cash required by investing activities was $404 million for the second quarter of fiscal year 2008, compared with $230 million for the same quarter of fiscal year 2007. As a result, free cash flow was $1.5 billion for the second quarter fiscal year 2008, compared with $290 million for the same quarter in fiscal year 2007. (For a reconciliation of free cash flow, see note 1.) Improved earnings, higher accruals for marketing programs because of higher sales, and higher customer prepayments contributed to the increase in free cash flow in the first half of 2008. Cash received for the settlement of the Solutia-related claim also contributed to the increase in the period. Net cash required by financing activities was $142 million for the second quarter of fiscal year 2008, compared with $200 million for the same period in fiscal year 2007.

Outlook
The second and third quarters of fiscal year 2008 are expected to be the primary drivers for the company’s fiscal year 2008 EPS results. These quarters reflect both the relative size of the company’s U.S. business and the importance of its seeds and traits business to Monsanto’s earnings. The company historically records a loss in the fourth quarter.
Monsanto’s full-year 2008 EPS is expected to be in the range of $3.38 to $3.48 on a reported basis and in the range of $3.15 and $3.25 on an ongoing basis. (For a reconciliation of ongoing EPS, see page 1).
The company now expects that its free cash flow for fiscal year 2008 will be $1.3 billion. The company expects net cash provided by operating activities to be in the range of $2.45 billion, and net cash required by investing activities to be approximately $1.15 billion for fiscal year 2008. (For a reconciliation of free cash flow, see note 1.) This revised free cash flow guidance reflects planned capital expenditures to de-bottleneck Monsanto’s glyphosate production facility in Luling, Louisiana, which were announced separately today.
Monsanto’s full-year 2008 EPS and free cash flow guidance does not reflect the effect of the recently-announced agreement to acquire De Ruiter Seeds.
— Please turn page for additional information —

Performance Against Key Growth Drivers Between 2007 and 2012
Between 2007 and the end of 2012, Monsanto’s business is poised to effectively double the gross profit potential of its business. This growth will be led by the company’s performance against six key areas within its global seeds and traits business (see below). These drivers were recently outlined at a November 2007 investor event. The chart below outlines Monsanto’s progress against its six growth drivers. It will be published as part of the company’s second- and fourth-quarter earnings announcements of its 2008 fiscal year.

Growth Drivers and 2012 Commitments		Fiscal Year 2008 Performance Against Milestones
U.S. Corn Business		¡	2 to 3 percentage point gain in DEKALB
¡	Grow U.S. seed footprint by 1 to 2	¡	1 to 2 percentage point gain in American Seeds Inc.
	share points annually in DEKALB	¡	Expect 26 to 28 million acres of triple-trait technology in
	brand		fiscal year 2008
¡	Expand triple trait penetration to 45 to 55 million acres by 2010 and bridge to SmartStax launch

International Corn Business		¡	Expect 5 percentage point gain in Argentina
¡	Grow international seed footprint by 1	¡	Plan to hold share at 40 percent in Brazil
	to 2 share points annually	¡	Monsanto’s first double-stack corn trait approval in
¡	Stem losses in Brazil and hold share in		Argentina
	2008; grow business in 2009 and	¡	YieldGard Corn Borer approval in Brazil, including
	beyond		hybrid approvals
¡	Set the table for biotech trait ramp up
outside the United States

International Soybean Business		¡	Regulatory approvals received for Roundup Ready 2
¡	Release Roundup Ready 2 Yield		Yield soybean product in Japan, Philippines and
	soybeans on 1 to 2 million acres in		Taiwan
	2009	¡	Penetration of Roundup Ready soybeans is expected
¡	Grow penetration of Roundup Ready		to be 55 percent of the planted acres in Brazil in fiscal
	soybeans in Brazil to create footprint		year 2008, or up from 50 percent in fiscal year 2007
for Roundup Ready 2 Yield by insect-
protected soybeans

International Cotton Business		¡	U.S. production plans implemented to accelerate
¡	Apply breeding technology to diverse		conversion of second-generation traits in 2009
	Delta and Pine Land germplasm	¡	India planting season not yet under way, plans in place
¡	Convert cotton portfolio to second-		to support conversion of Bollgard II in India
generation traits in the United States
and India

Vegetable Seeds Business		¡	Gross profit as a percent of sales expected to be in
¡	Improve working capital and margins		mid-fifties for the full year
	through operational excellence, pricing	¡	Single-digit price increases through first half
	to value and shift to richer mix	¡	On track for completion of 2,500 markers for tomatoes
¡	Launch new products with increased		and peppers and 1,500 markers for an 11 additional
	value and accelerate launches via use		crops by the 2009 target; a fifty percent increase in the
	of molecular markers		number of markers for the latter group

Research and Development (R&D)		¡	Averaged an 8.4 bu/acre yield advantage of DEKALB
Pipeline			in U.S. corn in 2007
¡	Continue to drive breeding gains	¡	Averaged a 14 bu/acre yield advantage of DEKALB
	across crop platforms		triple U.S. corn market in 2007
¡	Deliver value in established trait	¡	Five biotech projects advanced phases, including both
	pipeline and unlock opportunity in yield		first- and second-generation drought-tolerant corn
	and stress BASF collaboration		projects

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second	Second	Six	Six	Second	Second	Six	Six
	Quarter	Quarter	Months	Months	Quarter	Quarter	Months	Months
Seeds and Genomics	2008	2007	2008	2007	2008	2007	2008	2007

Corn seed and traits	$1,747	$1,192	$2,214	$1,552	$1,173	$790	$1,458	$1,013

Soybean seed and traits	455	373	617	543	269	256	380	378

Cotton seed and traits	40	23	82	48	33	28	57	43

Vegetable and fruit seed	206	174	336	274	113	87	177	138

All other crops seeds and traits	97	68	132	93	46	32	57	37

TOTAL Seeds and Genomics	$2,545	$1,830	$3,381	$2,510	$1,634	$1,193	$2,129	$1,609

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
Seeds and Genomics	2008	2007	2008	2007

EBIT (For a reconciliation of EBIT,
see note 1.)	$1,077	$744	$1,057	$745

Unusual Items Affecting EBIT

Loss on Discontinued Operations	None	$(5)	None	$(13)
The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.
Sales for Monsanto’s Seeds and Genomics segment were $2.5 billion for the second quarter of fiscal year 2008, or 39 percent higher than sales in the same period last year.
During the second quarter of fiscal year 2008, the company realized increased revenue from its branded corn seed and traits business in the United States, Brazil and Europe based on strong customer demand. Results in the quarter also reflected increased revenue from its U.S. soybean seed and traits business as well as increased sales of the company’s Seminis vegetable seed business.
This year, the company’s national and regional corn seed brands are poised to gain market share in the United States. Monsanto currently estimates that its DEKALB corn seed brand could grow by 2 to 3 percentage points, a substantial gain for a seventh consecutive season. Monsanto also estimates that its American Seeds Inc. corn seed brands could grow by 1 to 2 percentage points.
Growth in the quarter was also driven by strong adoption of its higher-margin triple-trait corn technology in its national and regional corn seed brands. Monsanto technology trait acres were up across the board, with triple- trait corn technology expected to be grown on an estimated 26-to-28 million acres in the United States, or an increase of more than 39 percent compared with the prior year. Monsanto now estimates that its portfolio mix of the higher-margin triple-trait technology in its DEKALB brand will be at the upper end of its previously announced range of 55 to 60 percent, and that the mix in its American Seeds Inc brands will be approximately 55 percent.

Sales for the segment were also higher for the first six months of the 2008 fiscal year compared with sales in the same period last year. First-half segment sales were $3.4 billion, or 35 percent higher than first-half segment sales in fiscal year 2007. The key drivers for growth in the second quarter were also the primary contributors to growth in the first-half of the fiscal year.
Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second	Second	Six	Six	Second	Second	Six	Six
	Quarter	Quarter	Months	Months	Quarter	Quarter	Months	Months
Agricultural Productivity	2008	2007	2008	2007	2008	2007	2008	2007

Roundup and other glyphosate-based herbicides	$982	$530	$1,990	$1,179	$478	$155	$965	$349

All other agricultural productivity products	252	249	507	459	117	100	190	172

TOTAL Agricultural Productivity	$1,234	$779	$2,497	$1,638	$595	$255	$1,155	$521

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
Agricultural Productivity	2008	2007	2008	2007

EBIT (For a reconciliation of EBIT, see note 1.)	$601	$78	$986	$181

Unusual Items Affecting EBIT

Solutia Claim Settlement	$210	None	$210	None

The Agricultural Productivity segment consists primarily of crop protection products, residential lawn-and-garden herbicide products, and the company’s animal agriculture business.
Sales for Monsanto’s Agricultural Productivity segment were $1.2 billion for the second quarter of fiscal year 2008, or 58 percent higher compared with sales in the same period last year. Higher sales of Roundup and other glyphosate-based herbicides globally contributed to the results in the quarter.
Sales for the segment were higher for the first six months of the 2008 fiscal year compared with sales in the same period last year. First-half segment sales were $2.5 billion or 52 percent higher than first-half segment sales in fiscal year 2007. Improved sales of Roundup and other glyphosate-based herbicides globally were a key driver for growth in the first half of the fiscal year. Improved pricing, volume and mix of branded Roundup herbicides also contributed to the increase in both periods.
Gross profit for the segment in the first six months was $1.2 billion or more than double the gross profit realized in the same period last year. The increase in the period related primarily to higher pricing of branded Roundup herbicides as well as higher volumes.
Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.
About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.
Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: Bollgard, DEKALB, Roundup Ready 2 Yield, Seminis, YieldGard and Roundup are trademarks of Monsanto Company and its wholly owned subsidiaries.
References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products.
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Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007

Net Sales	$3,779	$2,609	$5,878	$4,148
Cost of Goods Sold	1,550	1,161	2,594	2,018

Gross Profit	2,229	1,448	3,284	2,130
Operating Expenses:
Selling, General and Administrative Expenses	534	430	995	812
Research and Development Expenses	221	186	421	364
Acquired In-Process Research and Development	—	—	1	—

Total Operating Expenses	755	616	1,417	1,176
Income From Operations	1,474	832	1,867	954
Interest Expense	32	34	68	67
Interest Income	(39)	(31)	(71)	(61)
Solutia-Related (Income) Expenses	(204)	9	(187)	19
Other Expense (Income) — Net	1	(3)	3	1

Income Before Income Taxes and Minority Interest	1,684	823	2,054	928
Income Tax Provision	555	277	662	290
Minority Interest (Income) Expense	—	—	7	(3)

Income From Continuing Operations	$1,129	$546	$1,385	$641

Discontinued Operations:
Loss from Operations of Discontinued Businesses	—	(5)	—	(13)
Income Tax Benefit	—	(2)	—	(5)

Loss on Discontinued Operations	—	(3)	—	(8)

Net Income	$1,129	$543	$1,385	$633

EBIT (see note 1)	$1,678	$822	$2,043	$926

Basic Earnings (Loss) per Share
Income from Continuing Operations	$2.06	$1.00	$2.53	$1.18
Loss on Discontinued Operations	—	—	—	$(0.02)

Net Income	$2.06	$1.00	$2.53	$1.16

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$2.02	$0.99	$2.48	$1.16
Loss on Discontinued Operations	—	$(0.01)	—	$(0.02)

Net Income	$2.02	$0.98	$2.48	$1.14

Weighted Average Shares Outstanding:
Basic	547.8	543.6	547.0	543.4
Diluted	559.2	554.3	558.5	554.0

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Feb. 29, 2008	Aug. 31, 2007

Assets

Current Assets:
Cash and Cash Equivalents	$2,285	$866
Trade Receivables — Net of Allowances of $235 and $217, Respectively	2,238	1,499
Miscellaneous Receivables	466	407
Deferred Tax Assets	328	449
Inventories	2,248	1,719
Other Current Assets	111	144

Total Current Assets	7,676	5,084

Property, Plant and Equipment — Net of Accumulated Depreciation of $3,518 and $3,260, Respectively	2,813	2,656
Goodwill	2,773	2,625
Other Intangible Assets — Net	1,377	1,415
Noncurrent Deferred Tax Assets	802	730
Long-Term Receivables — Net of Allowances of $166 and $131, Respectively	587	79
Other Assets	565	394

Total Assets	$16,593	$12,983

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$260	$270
Accounts Payable	709	649
Income Taxes Payable	234	150
Accrued Compensation and Benefits	265	349
Accrued Marketing Programs	646	517
Deferred Revenues	924	260
Grower Production Accruals	143	86
Dividends Payable	96	96
Miscellaneous Short-Term Accruals	810	698

Total Current Liabilities	4,087	3,075

Long-Term Debt	1,155	1,150
Postretirement Liabilities	497	542
Long-Term Portion of Solutia-Related Reserve	136	119
Long-Term Deferred Revenue	550	—
Other Liabilities	869	594
Shareowners’ Equity	9,299	7,503

Total Liabilities and Shareowners’ Equity	$16,593	$12,983

Debt to Capital Ratio:	13%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Six Months	Six Months
	Ended	Ended
	Feb. 29, 2008	Feb. 28, 2007

Operating Activities:
Net Income	$1,385	$633
Adjustments to Reconcile Cash Provided by Operations:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	281	257
Bad-Debt Expense	38	23
Receipt of Securities from Solutia Settlement	(38)	—
Stock-Based Compensation Expense	41	35
Excess Tax Benefits from Stock-Based Compensation	(118)	(34)
Deferred Income Taxes	156	7
Equity Affiliate Expense — Net	3	21
Acquired In-Process Research and Development	1	—
Other Items	(52)	5
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables	(505)	(585)
Inventories	(439)	(170)
Deferred Revenues	603	291
Accounts Payable and Other Accrued Liabilities	673	110
PCB Litigation Settlement Receivable	16	16
Solutia-Related Liabilities	(11)	(17)
Net Investment Hedge Settlement	(64)	(4)
Other Items	(93)	(68)

Net Cash Provided by Operating Activities	1,877	520

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	59	22
Capital Expenditures	(314)	(182)
Acquisitions of Businesses, Net of Cash Acquired	(103)	(62)
Purchases of Long-Term Equity Securities	(78)	—
Technology and Other Investments	(16)	(24)
Other Investments and Property Disposal Proceeds	48	16

Net Cash Required by Investing Activities	(404)	(230)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(19)	(5)
Short-Term Debt Reductions	(9)	(8)
Long-Term Debt Proceeds	—	4
Long-Term Debt Reductions	—	(71)
Payments on Other Financing	(1)	(3)
Treasury Stock Purchases	(121)	(71)
Stock Option Exercises	82	42
Excess Tax Benefits From Stock-Based Compensation	118	34
Dividend Payments	(192)	(122)

Net Cash Required by Financing Activities	(142)	(200)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	88	15

Net Increase in Cash and Cash Equivalents	1,419	105
Cash and Cash Equivalents at Beginning of Period	866	1,460

Cash and Cash Equivalents at End of Period	$2,285	$1,565

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1.	EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		Six Months Ended
	Feb. 29,	Feb. 28,	Feb. 29.	Feb. 28,
	2008	2007	2008	2007

EBIT — Seeds and Genomics Segment	$1,077	$744	$1,057	$745
EBIT — Agricultural Productivity Segment	601	78	986	181

EBIT— Total	1,678	822	2,043	926
Interest (Income) Expense — Net	(7)	3	(3)	6
Income Tax Provision(A)	556	276	661	287

Net Income	$1,129	$543	$1,385	$633

(A)	Includes the income tax provision on minority interest income.
Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to Ongoing EPS for the second quarter and six months ended Feb. 29, 2008, and Feb. 28, 2007, is included on page 1 of this release.
Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2008 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Six Months Ended
	2008	Feb. 29,	Feb. 28,
	Guidance	2008	2007

Net Cash Provided by Operating Activities	$2,450	$1,877	$520
Net Cash Required by Investing Activities	(1,150)	(404)	(230)

Free Cash Flow	$1,300	1,473	290
Net Cash Required by Financing Activities	N/A	(142)	(200)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	88	15

Net Increase in Cash and Cash Equivalents	N/A	1,419	105
Cash and Cash Equivalents at Beginning of Period	N/A	866	1,460

Cash and Cash Equivalents at End of Period	N/A	$2,285	$1,565

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